Exhibit 99.1

JAKKS Pacific Announces Update on Special Committee Process

SANTA MONICA, Calif.--(BUSINESS WIRE)--March 26, 2018--JAKKS Pacific, Inc. (NASDAQ: JAKK) announced today that the special committee of the Board of Directors (the “Special Committee”) established to review and evaluate the non-binding proposal (“Expression of Interest”) dated January 25, 2018 from Hong Kong Meisheng Cultural Company Limited (“Hong Kong Meisheng”), a wholly owned subsidiary of Meisheng Cultural and Creative Corp. (collectively, “Meisheng”), has engaged and is actively working with Bank of America Merrill Lynch, its outside financial advisor, and Skadden, Arps, Slate, Meagher & Flom, LLP, its outside legal advisor. The Special Committee consists of Rex H. Poulsen, Michael S. Sitrick and Michael J. Gross.

As previously announced by the Company on January 28, 2018, the Expression of Interest sets forth Meisheng’s interest in acquiring additional shares of JAKKS common stock for $2.95 per share. Upon completion of the proposed transaction, Meisheng’s shareholdings and voting rights would increase to 51%. Hong Kong Meisheng currently owns 5,239,538 shares of JAKKS common stock constituting approximately 18% of JAKKS issued and outstanding shares of common stock.

In addition to its review and evaluation of the Expression of Interest, the Special Committee has been authorized to negotiate with Meisheng on behalf of the Company, consider other potential strategic alternatives, and solicit and consider alternative transactions.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include BIG-FIGS™, XPV®, Max Tow™, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi™, a youth skincare and make-up brand. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

©2018 JAKKS Pacific, Inc. All rights reserved

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations and beliefs about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from historical results or current expectations due to numerous factors, including, but not limited to, risks related to the Company’s review and evaluation of the expression of interest made by Hong Kong Meisheng Cultural Company Limited, the Special Committee’s consideration of other potential strategic alternatives or the potential solicitation of alternative transactions, and the effect that the announcement of such activities may have on the Company’s relationships with its customers, suppliers, partners, operating results and business generally. Our SEC reports, including our Form 10-K for the fiscal year ended December 31, 2017, contain other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

CONTACT:
JAKKS Pacific
Rachel Griffin, 424-268-9553
RGriffin@jakks.net
or
Lioios
Sean McGowan, 949-574-3860
JAKK@liolios.com